EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 10, 2010, the Company completed its Merger with SMART Business Holdings, Inc. (“SMART”), a privately held provider of business advisory services, and received a $25.0 million cash investment from SMART’s majority shareholders. In the Merger transaction, LECG acquired 100% of SMART’s outstanding stock, in exchange for 10,927,869 shares of LECG common stock, having a fair value of approximately $33.3 million based on LECG’s March 10, 2010 closing stock price of $3.05. The Company also assumed approximately $42.8 million of SMART debt. Simultaneously with the consummation of the Merger, SMART’s majority shareholders, Great Hill Equity Partners III, LP and Great Hill Investors, LLC (together, the “Great Hill Entities”) made a $25.0 million cash investment into LECG in exchange for 6,313,131 shares of Series A Convertible Redeemable Preferred Stock. This stock is convertible share-for-share into LECG’s common stock and provides a 7.5% annual dividend payable in cash or Series A Convertible Redeemable Preferred Stock at the Company’s discretion. As a result of the issuance of the common stock and Series A Convertible Redeemable Preferred Stock, the Great Hill Entities own approximately 40% of the Company’s outstanding voting shares.

The unaudited pro forma condensed combined balance sheet as of December 31, 2009 set forth below gives effect to the (i) SMART Merger, and (ii) sale of LECG’s Series A Convertible Redeemable Preferred Stock to the Great Hill Entities for $25.0 million in cash pursuant to the terms of a Stock Purchase Agreement, dated as of August 17, 2009, by and among LECG and the Great Hill Entities (the “Investment”), as if these transactions had occurred on December 31, 2009, and combines the historical audited consolidated balance sheets of LECG and SMART as of December 31, 2009.

The unaudited pro forma condensed combined statement of operations of LECG and SMART set forth below is presented as if the Merger had occurred on January 1, 2009, and shows the combined historical results of LECG and SMART for the fiscal year ended December 31, 2009. The historical condensed combined financial statement information has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger and the Investment, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments include, among other things, adjustments to reflect the issuance of LECG common stock to effect the Merger, the sale of Series A Convertible Redeemable Preferred Stock for $25.0 million in cash to effect the Investment, and the amortization of other identified intangible assets.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired, including an amount for goodwill representing the difference between the purchase price and the estimated fair value of the identifiable net assets. The allocation of the purchase price is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments shown below are preliminary. The final valuations may result in material changes to these preliminary purchase price allocations. Also, the unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, and are not necessarily indicative of the financial condition or results of operations in future periods or the financial condition or results of operations that actually would have been realized had the entities been a single company during the periods presented. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger. These unaudited pro forma condensed combined financial statements also do not include any integration costs, potential incremental costs related to operating a larger entity, or estimated future transaction costs. In addition, these unaudited pro forma condensed combined financial statements include no assumptions regarding the use of proceeds from the Investment (other than to pay transaction related expenses), which are presented as additional cash on the unaudited pro forma condensed combined balance sheet. Accordingly, the actual effect of the Merger and the Investment, due to these and other factors, could differ from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial information presented below is based on, and should be read together with, the historical financial information that LECG has presented in its filings with the SEC, and with SMART’s audited financial statements included in this Form 8-K/A (Amendment No. 1).

LECG CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2009
(in thousands)
(unaudited)

			Pro Forma		Pro Forma
	LECG	SMART (1)	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$13,044	$7,250	$25,000	(2)	$29,794
			(15,500)	(3)
Restricted cash	—	458	(458)	(3)	—
Accounts receivable, net	85,451	21,351	—		106,802
Prepaid expenses	4,981	1,422	(478)	(3)	5,925
Signing, retention and performance bonuses - current portion	14,046	—	—		14,046
Income taxes receivable	13,498	—	—		13,498
Other current assets	1,660	—	—		1,660
Note receivable - current portion	547	—	—		547
Total current assets	133,227	30,481	8,564		172,272
Property and equipment, net	7,814	4,655	—		12,469
Goodwill	1,800	15,420	(15,420)	(4)	46,170
			44,370	(4)
Other intangible assets, net	3,078	15,871	(15,871)	(4)	8,138
			5,060	(4)
Signing, retention and performance bonuses	20,293	—	—		20,293
Deferred compensation plan assets	10,017	—	—		10,017
Note receivable	1,351	—	—		1,351
Deferred tax assets, net	5,731	—	—		5,731
Other long-term assets	7,500	1,542	(877)	(3)	8,165
Total assets	$190,811	$67,969	$25,826		$284,606

Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$45,363	$4,396	$—		$49,759
Accounts payable and other accrued liabilities	8,823	2,874	2,546	(5)	14,643
			400	(3)
Payable for business acquisitions - current portion	1,055	—	—		1,055
Debt - current portion	12,000	508	(12,000)	(3)	508
Deferred tax liabilities, net - current portion	5,731	—	—		5,731
Deferred revenue	3,052	311	—		3,363
Total current liabilities	76,024	8,089	(9,054)		75,059
Payable for business acquisitions	100	—	—		100
Debt	—	42,213	(3,958)	(3)	38,255
Deferred compensation plan obligations	10,163	340	—		10,503
Deferred rent	6,156	2,136	—		8,292
Other long-term liabilities	252	—	—		252
Total liabilities	92,695	52,778	(13,012)		132,461

Commitments and contingencies	—	—	—		—

Redeemable preferred stock	—	66,031	(66,031)	(6)	25,000
			25,000	(2)
Stockholders’ equity (deficit)
Common stock	26	1	(1)	(6)	37
			11	(7)
Additional paid-in capital	174,917	26,465	(26,465)	(6)	208,236
			33,319	(7)
Treasury stock	—	(660)	660	(6)	—
Accumulated other comprehensive loss	(690)	(284)	284	(6)	(690)
Accumulated deficit	(76,137)	(76,362)	76,362	(6)	(80,438)
			(1,755)	(3)
			(2,546)	(5)
Total stockholders’ equity (deficit)	98,116	(50,840)	79,869		127,145
Total liabilities and stockholders’ equity	$190,811	$67,969	$25,826		$284,606

See notes to unaudited pro forma condensed combined financial statements

LECG CORPORATION AND SUBSIDIARIES
PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009
(in thousands, except per share data)
(unaudited)

			Pro Forma		Pro Forma
	LECG	SMART (1)	Adjustments		Combined
Fee-based revenues, net	$253,376	$93,574	$—		$346,950
Reimbursable revenues	9,820	5,375	—		15,195
Revenues	263,196	98,949	—		362,145
Direct costs	188,319	64,370	—		252,689
Reimbursable costs	10,163	5,705	—		15,868
Cost of services	198,482	70,075	—		268,557
Gross profit	64,714	28,874	—		93,588
Operating expenses:
General and administrative expenses	73,258	24,512	(3,478)	(8)	94,292
Depreciation and amortization	4,997	7,410	(5,688)	(9)	7,369
			650	(10)
Other impairments	10,071	8,900	—		18,971
Restructuring charges	5,659	—	—		5,659
Divestiture charges	1,800	—	—		1,800
Operating loss	(31,071)	(11,948)	8,516		(34,503)
Interest income	160	—	—		160
Interest expense	(2,680)	(3,784)	(214)	(3)	(6,678)
Other (expense) income, net	(571)	31	—		(540)
Loss before income taxes	(34,162)	(15,701)	8,302		(41,561)
Income tax expense	39,957	—	—	(11)	39,957
Net loss	(74,119)	(15,701)	8,302		(81,518)

Preferred dividends	—	—	1,875	(12)	1,875
Net loss attributable to common shareholders	$(74,119)	$(15,701)	$6,427		$(83,393)

Earnings per share:
Basic	$(2.90)				$(2.28)
Diluted	$(2.90)				$(2.28)

Shares used in calculating earnings per share
Basic	25,583		10,928	(12)	36,511
Diluted	25,583		10,928	(12)	36,511

See notes to unaudited pro forma condensed combined financial statements

LECG CORPORATION AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Preliminary Allocation of Purchase Price to Net Assets Acquired (in thousands)

The following table summarizes the preliminary allocation of the purchase price as of the March 10, 2010 acquisition date (in thousands):

Cash and cash equivalents	$9,242
Accounts receivable	22,523
Prepaid expenses and other current assets	1,309
Property and equipment	4,415
Other assets	1,378
Accounts payable and other accrued liabilities	(11,760)
Deferred compensation plan obligations and other liabilities	(2,216)
Net tangible assets acquired	24,891

Identifiable intangible assets acquired	5,060
Goodwill	46,205
Debt assumed	(42,826)
Total purchase price, net of debt assumed	$33,330

The Merger was accounted for under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”). The purchase price allocation is preliminary, as the Company’s determination of the fair values of the assets acquired and liabilities assumed is still in progress. Assets acquired and liabilities assumed are recorded at their estimated fair values as of the closing date of March 10, 2010, and represent management’s best estimate based on currently available data. If information later becomes available which would indicate that adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively. The total estimated purchase price is $76.2 million. Total acquisition-related transaction costs are estimated to be approximately $6.0 million, and include fees for legal, financial advisory, accounting, due diligence, tax, valuation, printing and other various services in connection with the transaction. The total estimated purchase price was preliminarily allocated to SMART’s net tangible assets acquired and liabilities assumed, and to identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net tangible assets acquired and liabilities assumed and identifiable intangible assets was recorded as goodwill.

Of the total estimated purchase price, approximately $24.9 million has been allocated to the net tangible assets acquired, and $5.1 million has been allocated to the identifiable intangible assets acquired, which consist of the value assigned to SMART’s customer relationships of $4.9 million and trademarks of $0.2 million. Approximately $46.2 million has been allocated to goodwill, and primarily represents the value of the acquired workforce and the expected synergies from combining operations. The goodwill asset acquired in the SMART acquisition is not expected to be deductible for tax purposes.

The Company acquired SMART’s gross deferred tax assets of approximately $24.8 million ($5.8 million net deferred tax assets), which consisted primarily of U.S. and foreign net operating loss carryforwards and tax basis in intangible assets. In addition, the Company recorded a deferred tax liability of $2.0 million related to amortizable intangible assets from the Merger. A full valuation allowance was recorded against the net overall deferred tax assets for SMART, as a result of the Company’s current assessment of its recoverability.

The accounts receivable balance at March 10, 2010 consists of gross contractual amounts of $24.2 million. The contractual cash flows not expected to be collected totaled $1.7 million.

The value assigned to SMART’s customer relationships was established based on the excess earnings methodology of the income approach in order to capture the subject customers’ expected contribution to future earnings. In this method, value is estimated as the present value of the benefits anticipated from ownership of the subject intangible asset in excess of the returns required on the investment in the contributory assets necessary to realize those benefits. The forecast of revenue from existing customer relationships was based on the recent year’s sales and on assumptions regarding future customer attrition and expected volume and price changes. Management expects an average attrition rate of approximately 15% per year. Costs associated with the acquired customer revenue were based on specific margins and adjusted for the lower marketing expenses associated with sales to established customers. The excess earnings attributable to SMART’s customer relationships were discounted to present value using an estimated required rate of return. The Company will amortize the value of SMART’s customer relationships ratably over its estimated life of ten years. Amortization of these customer relationships is not expected to be deductible for tax purposes.

The value assigned to SMART’s trade name was determined based on an income approach which assumes that the acquirer will not pay royalties or license fees to use the trade name. The approach is known as the relief-from-royalty method and is applied to the appropriate levels of net revenues to calculate the royalty savings attributable to the ownership of the trade name. The present value of the after-tax cost savings at an appropriate discount rate indicates the value of the trade name. The Company will amortize the trade name on a straight-line basis over ten months which reflects its estimated useful life. Amortization of this trade name is not expected to be deductible for tax purposes.

Note 2: Unaudited Pro Forma Adjustments

The adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2009 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 are as follows:

(1)           Certain pro forma reclassifications have been made to conform the SMART financial statement line item presentation to the LECG financial statement line item presentation.

(2)           To reflect the sale and issuance of 6,313,131 shares of the Series A Convertible Redeemable Preferred Stock to the Great Hill Entities for $25.0 million in cash.

(3)           To reflect the repayment of approximately $4.0 million of outstanding principal under the SMART term loan and all outstanding amounts under the LECG line of credit, which was a condition precedent to closing the Merger, and to adjust for the difference in interest expense and capitalized loan fees.

(4)           To eliminate SMART’s historical goodwill and other identified intangible assets, net. The excess purchase price over the fair value of net tangible assets acquired has been recorded as goodwill and other identified intangible assets, which includes customer relationships and a trade name. The difference between the goodwill amount recorded on a pro forma basis and the goodwill amount as of the effective date of the Merger is due to the assumed changes in fair value of net assets of SMART between December 31, 2009 and March 10, 2010.

(5)           To reflect additional transaction costs incurred to consummate the Merger and Investment which were not previously accrued as of December 31, 2009. Total transaction costs are estimated to be approximately $6.0 million.

(6)           To reflect the elimination of the historical equity (deficit) accounts of SMART.

(7)           To reflect the acquisition of all of the outstanding capital stock of SMART for a total purchase price of approximately $33.3 million. The purchase consideration consists of the issuance of 10,927,869 shares of LECG common stock with a fair value of approximately $33.3 million and the assumption of approximately $42.7 million of debt. The fair value per share of common stock issued is based on the $3.05 closing price on March 10, 2010.

(8)          To eliminate the non-recurring transaction costs directly attributable to the Merger which were incurred prior to the end of the period.

(9)           To reverse SMART’s historical amortization of other identified intangible assets.

(10)         To reflect the amortization of the new customer relationships and trade name acquired by LECG in connection with the Merger over a ten year and ten month estimated life, respectively.

(11)         Due to a full valuation allowance currently recorded against its net deferred tax assets in the third quarter of 2009, the Company has assumed no tax benefit for the December 31, 2009 pro forma adjustments.

(12)         Basic and diluted pro forma net loss per share have been adjusted to reflect the issuance of 10,927,869 shares of LECG common stock as if the shares had been outstanding for the entire period presented. The effect of the Series A Convertible Redeemable Preferred Stock issued to the Great Hill Entities as potentially dilutive common shares has not been included in the weighted average shares as the effect on earnings per share would be anti-dilutive. Also, net loss available to common shares has been adjusted to reflect a 7.5% annual dividend rate on the Series A Convertible Redeemable Preferred Stock.